Exhibit 99.1

Contact: John Corsi
FOR IMMEDIATE RELEASE	Phone: 720.286.2087
E-Mail: John.Corsi@ch2m.com

CH2M HILL announces CEO succession

DENVER, September 19, 2008 — CH2M HILL, a global full-service engineering, procurement, construction, and operations firm, announces that Chairman and CEO Ralph Peterson will step down as CEO effective January 1, 2009. Lee McIntire, who presently serves as the firm’s President and Chief Operating Officer, will become the firm’s CEO at that time.

Peterson will continue to serve as the firm’s Chairman through the completion of his current term, and will retire in October 2009.

“I am so proud of what we have accomplished. I appreciate the confidence that our employees and our clients have placed in me and our firm. I have been incredibly lucky to serve as leader of this organization for the past 17 years and look forward to the great things the firm and its management team will accomplish in the future,” said Peterson. “I am excited for the firm’s future with Lee and his management team. I have admired Lee’s leadership since we first met 15 years ago, and he has served with distinction over the past years as our President. CH2M HILL is in good hands.”

During Peterson’s tenure as CEO, CH2M HILL has grown from just over $400 million in revenues to almost $6 billion and greatly expanded its services and geographic scope to become a recognized global leader in its industry. He led the implementation of the firm’s innovative employee-ownership model and fostered a culture that resulted in numerous awards for engineering and project delivery excellence, safety and quality, including designation by FORTUNE as one of the 100 Best Companies to Work For.

“I feel so fortunate to be selected to lead this wonderful organization. Ralph and our employees have done such an amazing job building a company that really has no limits to its potential. We are going to miss Ralph, but will strive to maintain his passionate commitment to our employees, our clients and the communities we serve around the globe,” said McIntire, CEO designee.

Peterson has served as CEO since 1991. He has been employed with CH2M HILL since 1965 and was the 148th person hired in a firm that now numbers more than 25,000 employees. He has received numerous awards and honors recognizing his community service and commitment to the engineering profession.

McIntire has more than 30 years of experience in the engineering and construction industry. He joined CH2M HILL in 2006 as President and COO. He is active in several community organizations, including the Advisory Board for the University of California, Davis, Graduate School of Management, where he previously served as professor and executive-in-residence and the engineering Advisory Board for the University of Nebraska Engineering College.

Headquartered near Denver, Colo., employee-owned CH2M HILL is a global leader in engineering, procurement, construction, management and operations for government, civil, industrial and energy clients. With $5.8 billion in revenue and more than 25,000 employees, CH2M HILL is an industry-leading program management, construction management and design firm, as ranked by Engineering News-Record (2008). The firm’s work is concentrated in the areas of energy, water, transportation, environmental, nuclear and industrial facilities. The firm has long been recognized as a most-admired company and leading employer, including being named by FORTUNE as one of the 100 Best Companies to Work For and one of America’s Most Admired Companies (2008). Visit www.ch2mhill.com.

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